Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Andrew Hall Sr. Director, Finance (479) 820-0000

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE THIRD QUARTER 2025

■ Third Quarter 2025 Revenue:	$3.05 billion; flat
■ Third Quarter 2025 Operating Income:	$242.7 million; up 8%
■ Third Quarter 2025 Diluted EPS:	$1.76 vs. $1.49; up 18%

LOWELL, Ark., October 15, 2025 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2025 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $170.8 million, or diluted earnings per share of $1.76 versus third quarter 2024 net earnings of $152.1 million, or $1.49 per diluted share.

“I’m proud of our people for their hard work to deliver this improved financial performance,” said Shelley Simpson, president and CEO. “I remain confident in our long-term strategy focused on operational excellence with our customers, safety performance, and execution on the efforts to lower our cost to serve to deliver value for all of our stakeholders.”

Total operating revenue for the current quarter was $3.05 billion compared with $3.07 billion for the third quarter 2024, a decrease of less than 1%. Revenue performance was driven by a 1% and 4% decline in gross revenue per load in Intermodal (JBI) and Truckload (JBT), respectively, a decrease in load volume of 8% and 1% in Integrated Capacity Solutions (ICS) and Dedicated Contract Services® (DCS®), respectively, and 8% fewer stops in Final Mile Services® (FMS). These items were partially offset by an improvement in DCS productivity of 3%, a 9% increase in revenue per load in ICS and 14% load growth in JBT. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased less than 1% versus the comparable period.

Operating income for the current quarter increased 8% to $242.7 million versus $224.1 million for the third quarter 2024. Operating income increased primarily due to structural cost removal as part of our efforts to lower our cost to serve, improved productivity across the organization and lower purchase transportation costs compared to third quarter 2024. On a consolidated basis, operating income as a percentage of gross revenue increased year-over-year as a result of the same aforementioned items, partially offset by higher professional-driver wages and benefit expense and higher equipment-related costs as a percentage of gross revenue.

Net interest expense for the current quarter decreased compared to third quarter 2024 due primarily to lower interest rates and the resolution of certain tax positions, partially offset by a higher average debt balance.

The effective income tax rate in the current quarter was 24.0% versus 25.2% in the third quarter 2024. The decrease was due to the resolution of certain tax positions. We expect our 2025 annual tax rate to be approximately 24.5%.

Segment Information:

Intermodal (JBI)

■ Third Quarter 2025 Segment Revenue:	$1.52 billion; down 2%
■ Third Quarter 2025 Operating Income:	$125.0 million; up 12%

Intermodal volume decreased 1% over the same period in 2024. Transcontinental network loads decreased 6%, while Eastern network loads increased 6% compared to the third quarter 2024. Our decision during bid season to prioritize network balance, especially in the Transcontinental network, pressured volumes compared to last year but reduced empty moves from the network. Volume growth in our Eastern network remained strong, driven by the value proposition it presents for customers and reliable rail service. Segment gross revenue decreased 2% from the prior-year period, reflecting the 1% decrease in volume and a 1% decrease in gross revenue per load, resulting from changes in the mix of freight, fuel surcharge revenue, and customer rates. Revenue per load excluding fuel surcharge revenue decreased 1% year-over-year.

Operating income increased 12% compared to the prior year period in the third quarter primarily from improved network balance and efficiency improvements associated with the initiative to lower our cost to serve. During the quarter, a more balanced network resulted in fewer empty container moves and drove efficiency throughout our drayage fleet.

Dedicated Contract Services (DCS)

■ Third Quarter 2025 Segment Revenue:	$864 million; up 2%
■ Third Quarter 2025 Operating Income:	$104.3 million; up 9%

DCS revenue increased 2% during the current quarter over the same period 2024 driven by a 3% improvement in productivity (revenue per truck per week) partially offset by a 1% decline in average trucks. Productivity excluding fuel surcharge revenue increased 3% from a year ago driven by contracted indexed-based price escalators and a decline in idled equipment. On a net basis, there were 59 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period and 37 fewer versus the end of the second quarter 2025. Customer retention rates are approximately 95%.

Operating income increased 9% from the prior-year quarter primarily from higher revenue combined with lower equipment-related expenses, execution on the initiative to lower our cost to serve and the maturing of new business onboarded over the trailing twelve months. These items were partially offset by increases in insurance premiums.

Integrated Capacity Solutions (ICS)

■ Third Quarter 2025 Segment Revenue:	$276 million; down 1%
■ Third Quarter 2025 Operating (Loss):	$(0.8) million; vs. $(3.3) million in Q3'24

ICS revenue declined 1% during the current quarter versus the third quarter 2024. Overall segment volume decreased 8% versus the prior-year period. Revenue per load increased 9% compared to the third quarter 2024 due to increases in both contractual and transactional rates as well as changes in customer mix. Contractual volume represented approximately 63% of the total load volume and 64% of the total revenue in the current quarter compared to 62% and 61%, respectively, in third quarter 2024.

Operating loss was $0.8 million compared to an operating loss of $3.3 million in the third quarter 2024. Operating results improved from the prior-year quarter primarily due to lower personnel-related expenses, reduced technology costs and insurance claims expense. Gross profit decreased 17% as lower gross profit margins more than offset higher revenue per load. Gross profit margins decreased to 15.0% in the current period versus 17.9% in the prior period as the lack of project work in the third quarter this year as compared to the prior year, more than offset the benefits of our disciplined bid strategy and effective sourcing of capacity. ICS carrier base increased 13% year-over-year following declines last year from changes made to carrier qualification requirements to mitigate cargo theft.

Final Mile Services (FMS)

■ Third Quarter 2025 Segment Revenue:	$206 million; down 5%
■ Third Quarter 2025 Operating Income:	$6.9 million; down 42%

FMS revenue decreased 5% compared to the same period 2024 primarily driven by general softness in demand across many of the end markets served and a change in mix between our asset and asset-lite businesses within FMS.

Operating income decreased 42% compared to the prior-year period primarily driven by the decline in segment revenue along with higher insurance claims expense as compared to the prior-year period. These items were partially offset by lower personnel-related expenses and progress on the initiative to lower our cost to serve.

Truckload (JBT)

■ Third Quarter 2025 Segment Revenue:	$190 million; up 10%
■ Third Quarter 2025 Operating Income:	$7.4 million; down 9%

JBT segment gross revenue increased 10% compared to the same period in the previous year. Segment gross revenue excluding fuel surcharge revenue increased 10% due to a 14% increase in load volume partially offset by a 4% decline in gross revenue per load excluding fuel surcharge revenue. Total average effective trailer count decreased by approximately 480 units, or 4% versus the prior-year period. Trailer turns in the quarter were up 19% from the prior-year period primarily due to higher load volume and better network balance as compared to the third quarter 2024.

JBT segment operating income decreased 9% to $7.4 million versus the third quarter 2024. The decrease in operating income was primarily driven by higher insurance claims expense and equipment-related costs. JBT segment operating income as a percentage of segment gross revenue decreased year-over-year due to the aforementioned items as well as higher third-party capacity costs as a percentage of revenue. JBT continues to leverage the J.B. Hunt 360°® platform to grow capacity and capability for the 360box® service offering. J.B. Hunt’s 360box volume increased 11% versus the third quarter 2024.

Cash Flow and Capitalization:

At September 30, 2025, we had approximately $1.60 billion outstanding on various debt instruments compared to $1.53 billion at September 30, 2024 and $1.48 billion at December 31, 2024.

Our net capital expenditures for the nine months ended September 30, 2025 approximated $490.9 million compared to $488.1 million for the same period 2024. At September 30, 2025, we had cash and cash equivalents of approximately $52 million.

In the third quarter 2025, we purchased approximately 1,600,000 shares of common stock for approximately $230 million. At September 30, 2025, we had approximately $107 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2025 approximated 95.2 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2024. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2025		2024
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,667,276		$2,678,484
Fuel surcharge revenues	385,621		389,687
Total operating revenues	3,052,897	100.0%	3,068,171	100.0%

Operating expenses
Rents and purchased transportation	1,332,386	43.6%	1,380,380	45.0%
Salaries, wages and employee benefits	822,193	26.9%	809,494	26.4%
Depreciation and amortization	179,125	5.9%	187,982	6.1%
Fuel and fuel taxes	164,008	5.4%	158,792	5.2%
Operating supplies and expenses	132,701	4.3%	127,889	4.2%
Insurance and claims	82,015	2.7%	78,441	2.6%
General and administrative expenses, net of asset dispositions	69,004	2.3%	72,389	2.2%
Operating taxes and licenses	18,020	0.6%	17,705	0.6%
Communication and utilities	10,788	0.4%	10,991	0.4%
Total operating expenses	2,810,240	92.1%	2,844,063	92.7%
Operating income	242,657	7.9%	224,108	7.3%
Net interest expense	17,871	0.5%	20,751	0.7%
Earnings before income taxes	224,786	7.4%	203,357	6.6%
Income taxes	53,937	1.8%	51,291	1.6%
Net earnings	$170,849	5.6%	$152,066	5.0%
Average diluted shares outstanding	96,847		102,135
Diluted earnings per share	$1.76		$1.49

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2025		2024
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$7,803,324		$7,775,991
Fuel surcharge revenues	1,099,146		1,164,865
Total operating revenues	8,902,470	100.0%	8,940,856	100.0%

Operating expenses
Rents and purchased transportation	3,892,622	43.7%	3,935,379	44.0%
Salaries, wages and employee benefits	2,438,781	27.4%	2,420,425	27.1%
Depreciation and amortization	535,581	6.0%	555,637	6.2%
Fuel and fuel taxes	477,652	5.4%	496,610	5.6%
Operating supplies and expenses	384,399	4.3%	371,305	4.2%
Insurance and claims	251,870	2.8%	227,348	2.5%
General and administrative expenses, net of asset dispositions	216,850	2.5%	223,878	2.4%
Operating taxes and licenses	53,270	0.6%	52,815	0.6%
Communication and utilities	32,833	0.4%	33,273	0.4%
Total operating expenses	8,283,858	93.1%	8,316,670	93.0%
Operating income	618,612	6.9%	624,186	7.0%
Net interest expense	57,754	0.6%	56,598	0.7%
Earnings before income taxes	560,858	6.3%	567,588	6.3%
Income taxes	143,645	1.6%	152,156	1.7%
Net earnings	$417,213	4.7%	$415,432	4.6%
Average diluted shares outstanding	98,424		103,126
Diluted earnings per share	$4.24		$4.03

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2025		2024
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,520,377	50%	$1,556,774	51%
Dedicated	864,110	28%	845,963	28%
Integrated Capacity Solutions	276,343	9%	278,177	9%
Final Mile Services	206,481	7%	218,318	7%
Truckload	189,743	6%	173,223	5%
Subtotal	3,057,054	100%	3,072,455	100%
Intersegment eliminations	(4,157)	(0%)	(4,284)	(0%)
Consolidated revenue	$3,052,897	100%	$3,068,171	100%

Operating income

Intermodal	$125,003	52%	$111,785	50%
Dedicated	104,282	43%	95,510	43%
Integrated Capacity Solutions	(752)	(0%)	(3,255)	(1%)
Final Mile Services	6,913	2%	12,021	5%
Truckload	7,436	3%	8,151	3%
Other (1)	(225)	(0%)	(104)	(0%)
Operating income	$242,657	100%	$224,108	100%

	Nine Months Ended September 30
	2025		2024
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$4,427,515	50%	$4,359,621	49%
Dedicated	2,533,157	28%	2,556,989	29%
Integrated Capacity Solutions	804,628	9%	833,841	9%
Final Mile Services	617,812	7%	682,887	8%
Truckload	533,339	6%	519,631	5%
Subtotal	8,916,451	100%	8,952,969	100%
Intersegment eliminations	(13,981)	(0%)	(12,113)	(0%)
Consolidated revenue	$8,902,470	100%	$8,940,856	100%

Operating income

Intermodal	$315,137	51%	$312,918	50%
Dedicated	278,243	45%	285,569	46%
Integrated Capacity Solutions	(6,972)	(1%)	(34,084)	(5%)
Final Mile Services	19,583	3%	46,886	8%
Truckload	12,845	2%	12,928	1%
Other (1)	(224)	(0%)	(31)	(0%)
Operating income	$618,612	100%	$624,186	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2025	2024

Intermodal

Loads	539,907	547,988
Average length of haul	1,643	1,697
Revenue per load	$2,816	$2,841
Average tractors during the period *	6,361	6,374
Tractors (end of period) *	6,388	6,514
Trailing equipment (end of period)	125,105	121,477
Average effective trailing equipment usage	104,573	108,632

Dedicated

Loads	992,032	1,005,515
Average length of haul	175	180
Revenue per truck per week**	$5,209	$5,073
Average trucks during the period***	12,718	12,800
Trucks (end of period) ***	12,702	12,761
Trailing equipment (end of period)	32,240	31,967
Average effective trailing equipment usage	33,152	32,525

Integrated Capacity Solutions

Loads	135,309	147,805
Revenue per load	$2,042	$1,882
Gross profit margin	15.0%	17.9%
Employee count (end of period)	563	640
Approximate number of third-party carriers (end of period)	122,200	108,000
Marketplace for J.B. Hunt 360 revenue (millions)	$85.2	$92.2

Final Mile Services

Stops	971,244	1,051,428
Average trucks during the period***	1,296	1,334

Truckload

Loads	115,269	100,896
Revenue per load	$1,646	$1,717
Average length of haul	576	601

Tractors (end of period)
Company-owned	-	18
Independent contractor	2,091	1,971
Total tractors	2,091	1,989

Trailers (end of period)	12,676	13,205
Average effective trailing equipment usage	12,107	12,588

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2025	2024

Intermodal

Loads	1,586,889	1,530,600
Average length of haul	1,644	1,692
Revenue per load	$2,790	$2,848
Average tractors during the period *	6,389	6,309
Tractors (end of period) *	6,388	6,514
Trailing equipment (end of period)	125,105	121,477
Average effective trailing equipment usage	104,967	101,031

Dedicated

Loads	2,927,698	3,017,650
Average length of haul	178	181
Revenue per truck per week**	$5,167	$5,032
Average trucks during the period***	12,677	13,080
Trucks (end of period) ***	12,702	12,761
Trailing equipment (end of period)	32,240	31,967
Average effective trailing equipment usage	33,032	32,660

Integrated Capacity Solutions

Loads	405,367	451,414
Revenue per load	$1,985	$1,847
Gross profit margin	15.3%	15.7%
Employee count (end of period)	563	640
Approximate number of third-party carriers (end of period)	122,200	108,000
Marketplace for J.B. Hunt 360 revenue (millions)	$265.7	$301.8

Final Mile Services

Stops	2,890,504	3,226,638
Average trucks during the period***	1,322	1,372

Truckload

Loads	314,770	287,209
Revenue per load	$1,694	$1,809
Average length of haul	603	642

Tractors (end of period)
Company-owned	-	18
Independent contractor	2,091	1,971
Total tractors	2,091	1,989

Trailers (end of period)	12,676	13,205
Average effective trailing equipment usage	12,116	12,693

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$52,290	$46,983
Accounts Receivable, net	1,231,356	1,224,166
Prepaid expenses and other	392,636	499,834
Total current assets	1,676,282	1,770,983
Property and equipment	9,341,316	9,148,928
Less accumulated depreciation	3,700,489	3,419,129
Net property and equipment	5,640,827	5,729,799
Other assets, net	790,543	811,488
	$8,107,652	$8,312,270

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$699,647	$500,000
Trade accounts payable	664,517	645,925
Claims accruals	284,712	257,121
Accrued payroll	141,778	122,477
Other accrued expenses	142,214	152,517
Total current liabilities	1,932,868	1,678,040

Long-term debt	902,207	977,702
Long-term claims accruals	420,430	368,704
Other long-term liabilities	341,921	377,070
Deferred income taxes	938,360	896,249
Stockholders' equity	3,571,866	4,014,505
	$8,107,652	$8,312,270

Supplemental Data
(unaudited)

	September 30, 2025	December 31, 2024

Actual shares outstanding at end of period (000)	95,218	100,555

Book value per actual share outstanding at end of period	$37.51	$39.92

	Nine Months Ended September 30
	2025	2024

Net cash provided by operating activities (000)	$1,292,674	$1,165,520

Net capital expenditures (000)	$490,919	$488,067